© Health Catalyst. Confidential and Proprietary. 5-year, ~$50M contract with long-standing regional health system client: • Includes All-Access Technology and TEMS in new offering area (ambulatory operations) • Contract roughly quintuples the size of the client relationship • Annual spend represents ~5% of the client’s net patient revenue • Includes opportunity to earn annual shared success bonuses (incremental to the ~$50M) • Our operating environment continues to align with what we shared in prior quarters, with slight improvement in recent months • This translated to a strong 1H 2023 bookings performance that was consistent with our expectations • Entering 2H 2023, our pipeline continues to grow and our anticipated 2H 2023 bookings are also in line with our previously shared expectations • From 7/1/22 through 6/30/23, our Tech-Enabled Managed Services (TEMS) ARR grew by >80% and now represents nearly 50% of total Professional Services ARR • Long-term TEMS partnerships include multi-year contracts that average >$8M of total ARR per client, ~4x larger than the average ARR per DOS subscription client • We continue to feel confident in long-term revenue growth target of 20%+ and long-term Adjusted EBITDA margin target of 20%+ Health Catalyst Q2 2023 Financial Highlights & Key Themes • Total Revenue: $73.2M; actual results exceeded guidance midpoint (range of $70.3M to $74.3M) • Adjusted EBITDA: $3.5M; actual results exceeded guidance midpoint (range of $0.75M to $4.75M) • Adjusted EBITDA margin increased to ~5%, which represents an improvement of ~200 basis points compared to Q2 2022 Q2 2023 Revenue and Profitability 2023 Guidance and Bookings Expectations Key Themes • We are raising guidance ranges for both FY 2023 Revenue and Adjusted EBITDA • 2023 Total Revenue range updated to $290.5M to $295.5M (up $0.5M compared to midpoint of prior guidance of $290M to $295M) • 2023 Adjusted EBITDA range updated to $10.0M to $12.0M (up $1M compared to midpoint of prior guidance of $9.0M to $11.0M) • We reiterate our FY 2023 bookings expectations, inclusive of net new DOS subscription client additions in the low double digits & dollar-based retention rate of 102% to 110% Two Recent Tech- Enabled Managed Services (TEMS) Wins 5-year, ~$60M contract with long-standing health system client: • Includes All-Access Technology and TEMS in chart abstraction and analytics focused on clinical improvement and health equity • Contract roughly doubles the size of the client relationship, to ~$12M of ARR, becoming one of Health Catalyst’s five largest clients